EXHIBIT 99.1


  [LOGO]
JOHN DEERE


NEWS RELEASE FOR: AUGUST 31, 2000

For more information:

Deere & Company
Ken Golden - Manager, Public Relations
309-765-5678

XATA Corporation
Gary C. Thomas - Chief Financial Officer
612-894-3680


JOHN DEERE SPECIAL TECHNOLOGIES GROUP EXPANDS TECHNOLOGY
CAPABILITIES THROUGH STRATEGIC INVESTMENT IN XATA CORPORATION
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         ATLANTA, GA (August 31, 2000) -- Deere & Company and XATA Corporation
said today that they have agreed to an equity investment by the John Deere Special Technologies Group in XATA Corporation, a leading provider of onboard technology for the fleet trucking industry.

         This investment supports John Deere Special Technology Group's strategy to provide advanced technology and services to John Deere's traditional customers as well as to new markets. Deere will invest $3.1 million to purchase a 14.8 percent ownership stake in XATA.

         "XATA enables John Deere to expand and enhance its technology offerings to its core customers," said Charles Stamp, Jr., president of John Deere's Special Technologies Group. "It also lets us participate in other high growth technology-demanding markets."

         "This partnership will allow us to effectively launch our next generation of mobile solutions and to penetrate new markets with our industry-leading applications," said Bill Flies, chief technical officer of XATA. "In addition, the John Deere Special Technologies Group and XATA can leverage each other's leading technologies and reputations in their respective markets."

                                     (MORE)

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EXHIBIT 99.1


JOHN DEERE SPECIAL TECHNOLOGIES GROUP INVESTS IN XATA CORPORATION, PAGE 2
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         The John Deere Special Technologies Group offers a wide range of electronic, wireless communications, information management and Internet-related products and services to a broad range of customers and markets.

         XATA Corporation, a Minnesota-based company, is the leading provider of onboard technology to the transportation industry. Founded in 1985, XATA has over 450 fleets using its systems and more than 25,000 units installed.

         XATA ONBOARD is the most powerful, advanced, yet user-friendly onboard computer system on the market. XATA ONBOARD seamlessly combines onboard computing, real-time communications, global positioning and fleet management software to provide an enterprise-wide logistics management solution for America's largest fleets.

         John Deere Special Technologies Group is a wholly-owned subsidiary of Deere & Company, the world's premiere producer of agricultural equipment; a leading manufacturer of construction, forestry, commercial and consumer equipment; and a business leader in parts, engines, financial services and special technologies.

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